EXHIBIT 1.01

CONFLICT MINERALS REPORT OF ACCURAY INCORPORATED

FOR THE REPORTING PERIOD FROM JANUARY 1, 2023 TO DECEMBER 31, 2023

Background

This Conflict Minerals Report (“Report”) of Accuray Incorporated (“Accuray”) for calendar year 2023 (the “Reporting Period”) has been prepared in accordance with Rule 13p-1 and Form SD under the Securities Exchange Act of 1934, as amended (together, the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to Conflict Minerals (as defined below) as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which are collectively referred to in this Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo (“DRC”) and adjoining countries, which currently include the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

If Conflict Minerals are necessary to the functionality or production of products manufactured or contracted to be manufactured by a company, the company is required to conduct a good faith reasonable country of origin inquiry (“RCOI”) to determine whether any of the necessary Conflict Minerals in those products originated in the Covered Countries and whether any of the necessary Conflict Minerals may be from recycled or scrap sources. If, as a result of the RCOI, a company has reason to believe that any of the necessary Conflict Minerals in its supply chain may have originated in the Covered Countries, or if it is unable to determine the country of origin of those Conflict Minerals, then the company must perform due diligence on the Conflict Minerals’ source and chain of custody.

Company Overview

Accuray is a radiation therapy company that develops, manufactures, sells and supports market-changing solutions that are designed to deliver radiation treatments for even the most complex cases, while making commonly treatable cases even more straightforward, to meet the full spectrum of patient needs. Accuray’s innovative technologies, the CyberKnife and TomoTherapy platforms, including the Radixact System, its next generation TomoTherapy platform, are designed to deliver advanced treatments, including stereotactic radiosurgery (SRS), stereotactic body radiation therapy (SBRT), intensity modulated radiation therapy (IMRT), image-guided radiation therapy (IGRT), and adaptive radiation therapy (ART). The CyberKnife and TomoTherapy platforms have complementary clinical applications with the same goal: to empower Accuray’s customers to deliver the most precise and accurate treatments while still minimizing dose to healthy tissue, helping to reduce the risk of side effects that may impact patients’ quality of life. Each of these systems serves patient populations treated by the same medical specialty, radiation oncology, with advanced capabilities. The CyberKnife platform is also used by neurosurgeons specializing in radiosurgery to treat patients with tumors in the brain and spine, and neurologic and/or endocrine disorders. Accuray is headquartered in the United States and also has primary offices in Switzerland, China, Hong Kong and Japan and conducts its business worldwide.

Description of the Products Covered by this Report

This Report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of such product; (ii) that were manufactured, or contracted to be manufactured, by Accuray; and (iii) for which the manufacture was completed during calendar year 2023. These products, which are referred to in this Report collectively as the “Covered Products,” are the CyberKnife and TomoTherapy Systems, including the Radixact System.

Supply Chain Overview

All of Accuray’s products are complex and require the integration of a number of components from several sources. Such components are manufactured by Accuray or contract manufacturers or are otherwise purchased by Accuray from third parties. As such, Accuray is many steps removed from the mining of Conflict Minerals; Accuray does not purchase raw or unrefined Conflict Minerals, and does no purchasing in the Covered Countries. Accuray’s supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of the Conflict Minerals. In this regard, Accuray does not purchase Conflict Minerals directly from mines, smelters or refiners. As explained further below, Accuray must therefore rely on its suppliers to provide information regarding the origin of the Conflict Minerals in the Covered Products.

Reasonable Country-of-Origin Inquiry

Accuray has conducted a good faith RCOI regarding the Conflict Minerals that were necessary to the functionality or production of the Covered Products (the “Necessary Conflict Minerals”). This RCOI was reasonably designed to determine whether any of the Necessary Conflict Minerals originated in the Covered Countries or came from recycled or scrap sources. The RCOI comprised of the conduct described under the caption “Description of Due Diligence Measures — OECD Step 2 - Identify and Assess Risk in the Supply Chain” below. As a result of the RCOI, Accuray knows or has reason to believe that a portion of its Necessary Conflict Minerals originated or may have originated in the Covered Countries and knows or has reason to believe that those Necessary Conflict Minerals may not be from recycled or scrap sources. In response, Accuray also performed due diligence on the source and chain of custody of the Necessary Conflict Minerals to seek to determine whether the Covered Products were “DRC conflict free” (as defined in the Rule). Suppliers define the scope of their representations to Accuray at their own discretion and, as a result, the information provided to Accuray may be provided at a company level, division level, product category level or at a product level. Therefore, as a downstream procurer of components that may or may not contain Conflict Minerals, Accuray’s RCOI efforts and due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody on Conflict Minerals.

Due Diligence Performed

Design of Due Diligence

Accuray designed its due diligence measures to be in conformity with, in all material respects, the internationally recognized due diligence framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Framework”), consistent with Accuray’s position as a downstream purchaser. The scope of Accuray’s due diligence remained on Conflict Minerals – namely tin, tantalum, tungsten and gold (together, the “3TG”). Accuray integrated the five-step OECD Framework into its due diligence measures as described below.

Due diligence requires Accuray’s necessary reliance on data provided by direct suppliers and third-party audit programs. There is a risk of incomplete or inaccurate data as the process cannot be fully owned by Accuray. However, through active risk identification, and risk assessment, as well as continued outreach and process validation, risk gaps can be mitigated. This aligns with industry standards and market expectations for downstream companies’ due diligence.

Description of Due Diligence Measures

Accuray’s due diligence measures performed with respect to Covered Products included the following:

1.	OECD Step 1 - Establish Strong Company Management Systems

Conflict Minerals policy statement. Accuray has actively engaged with its customers and suppliers for several years with respect to the use of Conflict Minerals. Accuray has also adopted a policy statement regarding Conflict Minerals that outlines its commitment to prevent the use of Conflict Minerals that, directly or indirectly, finance or benefit armed groups in the Covered Countries. This statement is available on Accuray’s website at www.accuray.com/conflict-minerals-policy-statement, and suppliers are expected to follow this policy and provide Accuray with conflict-free parts and products.

Conflict Minerals team. Accuray’s Conflict Minerals team, consisting of a cross-functional team of individuals from Accuray’s engineering and sourcing teams as well as the legal team, collectively reviewed Accuray’s Conflict Mineral supply chain. The executive team at Accuray had oversight responsibility for the work done by the Conflict Minerals team. The team reported to the executive team as needed. Further, the Conflict Minerals team members have been trained regarding the Rule, Conflict Minerals and properly reviewing and validating supplier responses. In addition, Accuray engaged a third-party service provider, Assent Compliance (“Assent”) to, among other things: assist the Conflict Minerals team with management of supplier engagement; collect, process and store data from supplier responses through its online platform; review and validate supplier responses; assist with evaluating supply chain information regarding Conflict Minerals; identify potential risks; and develop and implement additional due diligence steps with regards to Conflict Minerals. As discussed in more detail below, the Conflict Minerals team worked collaboratively with Assent in connection with its due diligence efforts, including having a biweekly meeting cadence with Assent to review responses from Accuray’s suppliers who supplied components to Accuray containing Conflict Minerals during the 2023 calendar year.

System of controls and transparency. Accuray has developed and implemented a Supplier Code of Conduct, which describes the minimum standards of ethical and responsible conduct for Accuray’s suppliers. Suppliers are strongly encouraged to comply with this code of conduct and are expected to meet internationally-accepted principles such as the United Nations Guiding Principles on Business and Human Rights. Accuray also endeavors to require all suppliers to accept the Supplier Code of Conduct through a contractual provision in its supply agreements. Accuray may periodically evaluate a supplier’s compliance with the code to determine whether to continue the business relationship with such supplier. Failure to follow any of the provisions of such code can result in termination or non-renewal of any and all agreements with Accuray. In addition, Accuray used a supplier database maintained by Assent for collecting and retaining supplier responses and other information necessary to support Conflict Minerals inquiry and reporting in an effort to enhance its due diligence processes and improve the accuracy and completeness of supplier data. The Conflict Minerals team regularly reviewed the responses in the database with Assent throughout the due diligence process, including via recurrent meetings.

Strengthen engagement with suppliers. Accuray continues to place a strong emphasis on supplier education and training. To help suppliers understand Accuray’s expectations and its due diligence and disclosure obligations under the Rule, and to facilitate supplier responsiveness, Accuray leveraged Assent’s online resources and all in-scope suppliers were provided access to Assent’s library of Conflict Minerals training and support resources. In the event any responses were deemed invalid, Assent provided suppliers with guidance on correcting validation errors, including by providing direct feedback on their submission, directing them to appropriate training courses and having a direct dialogue with suppliers through Assent’s Supplier Experience team. Furthermore, to mitigate against invalid responses, Accuray’s suppliers are able to leverage Assent’s team of supplier support specialists to ensure they receive appropriate support and understand how to properly complete the request. Suppliers are provided guidance in their native language, if needed. Assent’s automated feedback process also notifies suppliers of risks associated with their Template submission serves to educate suppliers of certain conflict minerals’ risks. Accuray believes that the combination of the Supplier Code of Conduct, its Conflict Minerals policy statement, and direct engagement with suppliers for conflict minerals training and requests constitute a strong supplier engagement program.

Establish a company grievance mechanism. Accuray maintains a whistleblower hotline that is available to report, confidentially and anonymously, violations of Accuray’s policies or other illegal or unethical behavior, online at www.accuray.ethicspoint.com or by phone at (800) 499-8895. Concerned parties who wish to report information regarding Accuray’s sourcing and use of Conflict Minerals in its products can do so through this existing hotline.

2.	OECD Step 2 - Identify and Assess Risk in the Supply Chain

To identify risks in Accuray’s supply chain, Accuray relied on suppliers to provide information on the origin of the Conflict Minerals contained in supplier products or components that are included in the Covered Products. Accuray conducted a comprehensive analysis of component suppliers of the Covered Products according to the bill of materials and compiled a list of in-scope suppliers based on the probability of any 3TG in their product. Accuray considered all such suppliers contacted to be “in scope” for purposes of its assessment.

Accuray provided the list of all such suppliers to Assent for upload to the Assent Compliance Manager (“ACM”) and requested that each supplier complete the Conflict Minerals Reporting Template (“Template”) developed by Responsible Minerals Initiative (“RMI,” and formerly the Conflict-Free Sourcing Initiative) and return the completed Template to Assent via the ACM. Accuray also periodically reviewed the supplier list to ensure that irrelevant or “out of scope” suppliers were removed from the survey process based on the most current information available. ACM is a software-as-service (SaaS) platform provided by Assent that enables users to complete and track supplier communications, and allows suppliers to upload completed Templates directly to the platform for validation, assessment and management. The ACM also provides functionality that meets the OECD Framework process expectations by evaluating the quality of each supplier response and assigning a health score based on the supplier’s declaration of process engagement. Additionally, the metrics provided in this report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations performed, are managed through this platform.

The Template provided a standardized method for Accuray to use in the collection of representations, statements and data from Accuray’s suppliers related to the presence, use, source and chain of custody of the Conflict Minerals in supplier parts that are incorporated in supplier products or components included in the Covered Products in order to determine whether the Necessary Conflict Minerals in supplier products or components were or were not “DRC conflict free” (as defined in the Rule). The Template requested suppliers to include the country of origin of any Conflict Minerals and the facilities used to process these minerals. Suppliers were asked to confirm whether the particular products they supply to Accuray contained any 3TGs and identify materials down to the smelter and mine. Risks associated with supplier responses are identified automatically in the ACM based on criteria established for supplier responses. These risks are addressed by Assent staff and members of the Conflict Minerals team.

The collection process included an introductory notification from Assent to all in-scope suppliers describing the compliance requirements and requesting completion of the Template. Assent requested that all in-scope suppliers complete the Template and made available training and educational resources to guide suppliers on best practices and the use of the Template. Assent monitored and tracked all communications for future reporting and transparency. All in-scope suppliers that were unresponsive to the initial request were contacted via e-mail or phone call several times over the course of the diligence period to encourage them to submit a valid and complete Template. The Conflict Minerals team also directly contacted suppliers that were unresponsive to Assent’s communications during the diligence process and requested these suppliers complete the Template and submit it to Assent. Assent subjected all submitted Templates to an automated data validation to identify inaccurate submissions and contradictory answers. This data validation is based on questions within the declaration tab of the Template, which helps to identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of the suppliers. The results of this data validation contribute to the program’s health assessment and are shared with the suppliers to ensure they understand areas that require clarification or improvement. All submitted Templates are accepted and classified as valid or invalid and in-scope suppliers that submitted invalid Templates were contacted regarding such Template and encouraged to resubmit a valid Template. The Conflict Minerals team monitored the status of the outreach and supplier responses through information made available via Assent.

Assent analyzed the responses provided by the in-scope suppliers, contacted the in-scope suppliers for additional information, and gathered other pertinent data, in order to identify and assess risks. These risk assessments are reviewed with members of the Conflict Minerals team. Risks were identified by assessing the due diligence practices and status of smelters and refiners identified in the supply chain by upstream suppliers that listed 3TG mineral processing facilities on their Template declarations. In addition, Assent compared these facilities listed to the list of smelters and refiners consolidated by the RMI to ensure that the facilities meet the recognized definition of a 3TG processing facility that was operational during the 2023 calendar year. Assent also compared the identified smelters and facilities against lists published by the Responsible Minerals Assurance Process (“RMAP,” and formerly the Conflict-Free Smelter Program), developed by the RMI, of smelters and refiners that have been certified as conflict-free (i.e., conformant with RMAP assessment protocols) or that are “active” in the RMAP process (i.e., they have agreed to participate in the RMAP but the audit process has not yet been completed). Accuray does not have a direct relationship with smelters/refiners, and does not perform direct audits of these entities within their pre-supply chain. Smelters that are conformant to RMAP audit standards are considered to have their sourcing validated as “conflict free or responsibly sourced.” In cases where the smelter’s due diligence practices have not been audited against the RMAP standard or they are considered non-conformant by RMAP, follow-ups are made to in-scope suppliers reporting those facilities. Smelters are then assessed for the potential for sourcing risk.

Each facility that meets the definition of a smelter or refiner of a 3TG mineral is assessed according to red-flag indicators defined by the OECD Framework. Assent uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include:

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Geographic proximity to the DRC and covered countries;
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Known mineral source country of origin;
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RMAP audit status;
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Credible evidence of unethical or conflict sourcing;
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Peer assessments conducted by credible third-party sources; and
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Sanction risks.

Risk mitigation activities were initiated whenever a supplier’s Template reported facilities of concern. Through Assent, suppliers with submissions that included any smelters of concern were immediately provided with feedback instructing that supplier to take their own independent risk mitigation actions. Examples include the submission of a product-specific Template to better identify the connection to products that they supply to Accuray. Additional escalation may have been necessary to address any continued sourcing from these smelters of concern. Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these smelters of concern from the supply chain. In addition, suppliers are guided to the educational materials on mitigating the risks identified through the data collection process.

In addition, in-scope suppliers were evaluated by Assent on the strength of their Conflict Minerals programs based on criteria including:

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Whether the supplier has a policy in place that includes DRC conflict-free sourcing;
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Whether the supplier has implemented due diligence measures for conflict-free sourcing;
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Whether the supplier verifies due diligence information received from its suppliers against the Company’s expectations; and
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Whether the supplier’s verification process includes corrective action management.

Suppliers who Assent determines do not meet or exceed these criteria are expected to receive educational material from Assent on how to improve their Conflict Minerals programs.

3.	OECD Step 3 - Design and Implement a Strategy to Respond to Risk

Together with Assent, Accuray is continuing its development of a process for assessing and responding to risks identified in its supply chain. Accuray currently determines on a case-by-case basis the appropriate risk mitigation strategy for any supply chain risks identified in the course of its due diligence efforts. Potential outcomes under this risk mitigation strategy include continuing to work with the supplier while risks are addressed, suspending the relationship on a temporary basis while risk mitigation is pursued or discontinuing the relationship with the supplier where risk mitigation efforts have failed. Additional factors are taken into consideration in determining the appropriate risk mitigation strategy for certain suppliers, including supplier size and capabilities, whether alternatives are available and Accuray’s dependence on the supplier.

In addition to the above, Assent provides feedback on supplier submissions directly to such suppliers and educational resources are provided to assist such suppliers in corrective action methods or to improve their internal programs. Assent also communicates directly with smelters that have not yet been determined to be conformant with the RMAP in order to request sourcing information and encourage their involvement with the RMI program.

The results of the program and risk assessment are shared with the Conflict Minerals team to ensure transparency within Accuray.

4.	OECD Step 4 - Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices

As Accuray has no direct relationship with smelters or refiners in its supply chain, it did not perform or direct audits of these entities within its supply chain. Instead, Accuray relies on data collected and published by RMAP. RMAP performs an independent third-party audit program that evaluates smelter and refiner procurement activities and determines whether the smelter or refiner demonstrated that it has systems and controls in place to ensure that all materials it processed originated from conflict-free sources.

Assent also directly contacts smelters and refiners that are not currently enrolled in the RMAP to encourage their participation and gather information regarding each facilities’ sourcing practices on behalf of its compliance partners.

5.	OECD Step 5 - Report on Supply Chain Due Diligence

As required under the Rule, Accuray has filed its Form SD, which contains this Report as an exhibit, with the SEC for the Reporting Period. Accuray expects to report annually, as required by the Rule, and has posted this Report on its website.

This year Accuray has also considered impacts from the EU Conflict Minerals Regulation when disclosing details with regards to due diligence efforts. The Company will continue to expand efforts both for transparency through the data collection process and risk evaluation, as well as the disclosure of efforts through the form of public report.

Due Diligence Outcome

As a result of its due diligence measures described above, Accuray received responses from 162 out of 197 (82%) in-scope suppliers that were contacted, with 100% of the suppliers who responded providing a Template. The Conflicts Mineral team continues to follow up with 35 in-scope suppliers from whom we have not yet received relevant information. Among the suppliers who responded:

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37 suppliers provided a completed Template incorporating responses from 100% of suppliers in their supply chain, including the names and locations of smelters and refiners that process Conflict Minerals used in components provided by such supplier, with 9 of such suppliers providing Templates that identified materials down to the location of mine.
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Of those suppliers that provided a Template, 58 indicated that the products supplied to Accuray did not contain any 3TG, 65 indicated that the products supplied to Accuray were “DRC conflict undeterminable,” 29 indicated that the products supplied to Accuray were “non-DRC 3TGs” and 10 indicated that the products supplied to Accuray were “DRC conflict free.”
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Of those suppliers that provided a Template, 10 provided inconsistent or incomplete information or provided information that suggest issues continue to remain with comprehension of the topic or how to accurately complete the Template.
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17 or 32% of tungsten smelters and refiners identified are verified “conflict-free” for tungsten.
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34 or 38% of tin smelters and refiners identified are verified “conflict-free” for tin.
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26 or 72% of tantalum smelters and refiners identified are verified “conflict-free” for tantalum.
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87 or 50% of gold smelters and refiners identified are verified “conflict-free” for gold.

Given that not all smelters identified by our suppliers were certified as “conflict free” by an independent third-party audit program, and that a number of supplier responses regarding the sources of raw materials for the Covered Products were determined to be uncertain or unknown (including because certain suppliers were only able to provide responses at the company-level rather than information specific to Accuray products), Accuray was unable to precisely determine whether or not all supplier parts in its supply chain for the Covered Products contain Necessary Conflict Minerals from the Covered Countries or, in the alternative, utilized Conflict Minerals in their manufacture that either financed or benefited, directly or indirectly, armed groups in the Covered Countries. As such, Accuray’s due diligence in 2023 found that Accuray products containing or utilizing Conflict Minerals are “DRC conflict undeterminable” (as defined in the Rule).

The statements above are based on the RCOI process and due diligence performed in good faith by Accuray. These statements are based on the infrastructure and information available at the time. A number of factors could introduce errors or otherwise affect this Report. These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, gaps in smelter data, errors or omissions by suppliers or third-party service providers, errors or omissions by smelters, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the protocol, oversights or errors in conflict-free smelter audits, Covered Countries' sourced materials being declared secondary materials, companies not continuing in business in 2023 or 2024, certification programs that are not equally advanced for all industry segments and metals, and smuggling of the Conflict Minerals to countries beyond the Covered Countries.

Identified Smelters and Refiners

As a result of Accuray’s RCOI and due diligence, Accuray has compiled a list on Schedule 1 of the smelter and refiner facilities that met the recognized definition of a 3TG processing facility and were operational during the 2023 calendar year identified by its suppliers in completed Templates provided by such suppliers. Out of the 162 suppliers that provided smelter lists, 13 provided the smelters at the product level (i.e., they provided information for the particular types of products and components they supplied to Accuray), 143 provided smelters at the company level (i.e., they provided information regarding all Conflict Minerals used in every component and product they manufacture rather than responses specific to the types of products and components used in the Covered Products), and 6 were “user defined.” As a result, some of the smelters and refiners reported to Accuray and identified on Schedule 1 may not actually have been used to process the Necessary Conflict Minerals in the Covered Products. In addition, Accuray has taken measures to validate the sources of origin against validated audit programs intended to verify the material types and mine sources of origin for these smelters and refiners.

Identified Countries of Origin of Necessary Conflict Minerals

Accuray does not have sufficient information to reliably determine the countries of origin of all of the Necessary Conflict Minerals in the Covered Products given that certain suppliers provided inconsistent or incomplete responses or provided information at the company level. However, based on information provided by Accuray’s in-scope suppliers in completed Templates, Accuray believes that the countries of origin may include the countries listed in Schedule 2. As discussed above, because some suppliers provided information at the company level, the countries of origin of the Necessary Conflict Minerals in the Covered Products may not actually include certain of the countries in Schedule 2.

Efforts to Determine Mine or Location of Origin

Accuray’s efforts to determine the mines or locations of origin of the Necessary Conflict Minerals with the greatest possible specificity included the use of the RCOI and due diligence measures described above.

Future Due Diligence and Risk Mitigation

Accuray expects to take the following steps, among others, to continue to improve the due diligence conducted and to further mitigate the risk that the Necessary Conflict Minerals in Accuray’s products benefit armed groups in the Covered Countries:

1.
Accuray intends to continue to enhance supplier communication and engagement to improve the effectiveness of the due diligence procedures described above as well as the accuracy and completeness of the data received from such diligence through continued emphasis on the importance of compliance with our conflict minerals reporting expectations and continued use of Assent and its services, including directing suppliers to training resources.
2.
Accuray intends to continue to engage with its suppliers to encourage them to implement responsible sourcing by using Conflict Minerals only from smelters or refiners that have been certified as conflict-free through the RMAP or encourage their smelters and refiners to obtain a conflict-free designation from a third-party program.
3.
Accuray intends to continue to compare smelters and refiners identified through the due diligence process against lists of facilities that have received a third-party “conflict free” designation and track those that have not received such a designation.
4.
Accuray intends to continue to include and monitor compliance with contractual provisions in new and renewed supplier contracts and purchase orders regarding compliance with its Supplier Code of Conduct.
5.
Following the OECD Guidance process, Accuray intends to increase the emphasis on clean and validated smelter and refiner information from the supply chain through feedback and detailed smelter analysis.

Inherent Limitations on Due Diligence Measures

Accuray’s supply chain with respect to the Covered Products is complex, and its procurement and manufacturing process is significantly removed from the sourcing, mining, smelting and refining of Conflict Minerals. As a result, Accuray does not have direct contractual relationships with smelters, refiners or mines, and there are many third parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of Conflict Minerals. Moreover, Accuray believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals and, therefore, has taken steps to identify the applicable smelters and refiners of Necessary Conflict Minerals in Accuray’s supply chain by using the Template. However, tracing these minerals to their sources is a challenge that requires Accuray to rely on its direct suppliers in its efforts to achieve supply chain transparency, including obtaining information regarding the origin of the Necessary Conflict Minerals. The information provided by suppliers may be inaccurate or incomplete or subject to other irregularities. In addition, because of the Accuray’s relative location within the supply chain in relation to the actual extraction and transport of Conflict Minerals, its ability to verify the accuracy of information reported by suppliers is limited.

Cautionary Note on Forward-looking Statements

This Report includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this Report, including without limitation, statements regarding the Company’s intentions and expectations regarding further supplier engagement, due diligence and risk mitigation efforts and strategy, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “seek,” “estimate,” “continue,” “anticipate,” “evaluate,” “intend,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” and similar expressions that convey uncertainty of future events or outcomes. These forward looking statements are subject to risks and uncertainties that could cause actual results and events to differ materially and adversely from those anticipated or implied which include, without limitation, risks and uncertainties associated with the progress of industry and other supply chain transparency and smelter or refiner validation programs for Conflict Minerals (including the possibility of inaccurate information, fraud and other irregularities), inadequate supplier education and knowledge, limitations on the ability or willingness of suppliers to provide more accurate, complete and detailed information and Accuray’s ability to verify the accuracy or completeness of any supply chain information provided by suppliers or others, and the other risks identified above under the caption “Due Diligence Outcome.” Accuray undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Subsequent events may affect Accuray’s future determinations under the Rule. Accuray’s due diligence and reporting obligations under the Rule may change in the future and its ability to implement certain processes or obtain information from its suppliers may differ materially from those anticipated or implied in this Report. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Schedule 1

Smelter and Refiner Information

Based on the information that was provided by Accuray’s suppliers in completed Templates, Accuray believes that, to the extent reasonably determinable by Accuray, the facilities that may have been used to process the Necessary Conflict Minerals contained in the Covered Products included the smelters and refiners identified below. However, as noted above, where Accuray’s suppliers provided information on a division- or company-wide basis regarding all Conflict Minerals used in every component and product they manufacture rather than responses specific to the types of products and components supplied to Accuray for use in the Covered Products, the smelters and refiners reported to Accuray by those suppliers may not actually have been used to process the Necessary Conflict Minerals in the Covered Products. In many cases, Accuray’s suppliers do not have the capability to identify raw materials from certain smelters or refiners, or mines, which are ultimately used in the Covered Products. For this reason, among others, the list is overinclusive, and does not directly link to Accuray or its suppliers. Accuray publishes this list to promote supply chain transparency, hold itself and its suppliers accountable to progressive, continuous improvement of responsible sourcing practices, encourage continued smelter or refiner participation in RMAP and encourage smelters or refiners that are not yet participating in a responsible sourcing program to accelerate their efforts to demonstrate responsible mineral procurement practices.

Metal	Standard Smelter Name	Smelter Location	Smelter ID	RMI Audit Status (*)
Tungsten	A.L.M.T. Corp.	Japan	CID000004	Conformant
Gold	Advanced Chemical Company	United States Of America	CID000015	Active
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019	Conformant
Gold	Agosi AG	Germany	CID000035	Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058	Conformant
Gold	Argor-Heraeus S.A.	Switzerland	CID000077	Conformant
Gold	Asahi Pretec Corp.	Japan	CID000082	Conformant
Gold	Asaka Riken Co., Ltd.	Japan	CID000090	Conformant
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103	Outreach Required
Tungsten	Kennametal Huntsville	United States Of America	CID000105	Conformant
Gold	Aurubis AG	Germany	CID000113	Conformant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128	Conformant
Gold	Boliden AB	Sweden	CID000157	Conformant
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176	Conformant
Gold	Caridad	Mexico	CID000180	Outreach Required
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185	Conformant
Gold	Cendres + Metaux S.A.	Switzerland	CID000189	Non Conformant
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197	Outreach Required
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218	Conformant

Metal	Standard Smelter Name	Smelter Location	Smelter ID	RMI Audit Status (*)
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228	Conformant
Gold	Chimet S.p.A.	Italy	CID000233	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258	Conformant
Gold	Chugai Mining	Japan	CID000264	Conformant
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China	CID000281	Outreach Required
Tin	Alpha	United States Of America	CID000292	Conformant
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309	Conformant
Tin	PT Premium Tin Indonesia	Indonesia	CID000313	Conformant
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343	Outreach Required
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359	Conformant
Gold	Dowa	Japan	CID000401	Conformant
Tin	Dowa	Japan	CID000402	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425	Conformant
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438	Conformant
Tin	Estanho de Rondonia S.A.	Brazil	CID000448	Conformant
Tantalum	F&X Electro-Materials Ltd.	China	CID000460	Conformant
Tin	Fenix Metals	Poland	CID000468	Conformant
Gold	JSC Novosibirsk Refinery	Russian Federation	CID000493	RMI Due Diligence Review - Unable to Proceed
Gold	Refinery of Seemine Gold Co., Ltd.	China	CID000522	Outreach Required
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538	Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555	Non Conformant
Tungsten	Global Tungsten & Powders LLC	United States Of America	CID000568	Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616	Conformant
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	CID000651	Outreach Required
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671	Outreach Required
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689	Conformant
Gold	Heimerle + Meule GmbH	Germany	CID000694	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707	Conformant
Gold	Heraeus Germany GmbH Co. KG	Germany	CID000711	Conformant

Metal	Standard Smelter Name	Smelter Location	Smelter ID	RMI Audit Status (*)
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766	Conformant
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767	Outreach Required
Tungsten	Hunan Jintai New Material Co., Ltd.	China	CID000769	Non Conformant
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773	Outreach Required
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of	CID000778	Communication Suspended - Not Interested
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807	Conformant
Gold	Istanbul Gold Refinery	Turkey	CID000814	Conformant
Gold	Japan Mint	Japan	CID000823	Conformant
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825	Conformant
Gold	Jiangxi Copper Co., Ltd.	China	CID000855	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917	Conformant
Gold	Asahi Refining USA Inc.	United States Of America	CID000920	Conformant
Gold	Asahi Refining Canada Ltd.	Canada	CID000924	Conformant
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927	RMI Due Diligence Review - Unable to Proceed
Gold	JSC Uralelectromed	Russian Federation	CID000929	RMI Due Diligence Review - Unable to Proceed
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942	Non Conformant
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956	Outreach Required
Gold	Kazzinc	Kazakhstan	CID000957	Conformant
Tungsten	Kennametal Fallon	United States Of America	CID000966	Conformant
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969	Conformant
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981	Conformant
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029	Non Conformant
Gold	L'azurde Company For Jewelry	Saudi Arabia	CID001032	RMI Due Diligence Review - Unable to Proceed
Gold	Lingbao Gold Co., Ltd.	China	CID001056	Outreach Required
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	CID001058	Outreach Required

Metal	Standard Smelter Name	Smelter Location	Smelter ID	RMI Audit Status (*)
Tin	China Tin Group Co., Ltd.	China	CID001070	Conformant
Tantalum	AMG Brasil	Brazil	CID001076	Conformant
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	CID001078	Conformant
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093	Outreach Required
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105	Conformant
Gold	Materion	United States Of America	CID001113	Conformant
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119	Conformant
Tin	Metallic Resources, Inc.	United States Of America	CID001142	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152	Conformant
Gold	Metalor Technologies S.A.	Switzerland	CID001153	Conformant
Gold	Metalor USA Refining Corporation	United States Of America	CID001157	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163	Conformant
Tin	Mineracao Taboca S.A.	Brazil	CID001173	Conformant
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175	Conformant
Tin	Minsur	Peru	CID001182	Conformant
Gold	Mitsubishi Materials Corporation	Japan	CID001188	Conformant
Tin	Mitsubishi Materials Corporation	Japan	CID001191	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193	Conformant
Tantalum	NPM Silmet AS	Estonia	CID001200	Conformant
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204	RMI Due Diligence Review - Unable to Proceed
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231	Conformant
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236	Conformant
Gold	Nihon Material Co., Ltd.	Japan	CID001259	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277	Conformant

Metal	Standard Smelter Name	Smelter Location	Smelter ID	RMI Audit Status (*)
Tin	Novosibirsk Tin Combine	Russian Federation	CID001305	RMI Due Diligence Review - Unable to Proceed
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325	Conformant
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	CID001326	RMI Due Diligence Review - Unable to Proceed
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337	Conformant
Gold	MKS PAMP SA	Switzerland	CID001352	Conformant
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362	Outreach Required
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386	RMI Due Diligence Review - Unable to Proceed
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399	Conformant
Tin	PT Babel Inti Perkasa	Indonesia	CID001402	Conformant
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406	Conformant
Tin	PT Bangka Tin Industry	Indonesia	CID001419	Active
Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421	Conformant
Tin	PT Bukit Timah	Indonesia	CID001428	Conformant
Tin	PT Mitra Stania Prima	Indonesia	CID001453	Conformant
Tin	PT Panca Mega Persada	Indonesia	CID001457	Outreach Required
Tin	PT Prima Timah Utama	Indonesia	CID001458	Conformant
Tin	PT Refined Bangka Tin	Indonesia	CID001460	Conformant
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463	Conformant
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	CID001477	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	CID001482	Conformant
Tin	PT Timah Nusantara	Indonesia	CID001486	Conformant
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490	Conformant
Tin	PT Tommy Utama	Indonesia	CID001493	Conformant
Gold	PX Precinox S.A.	Switzerland	CID001498	Conformant
Tantalum	QuantumClean	United States Of America	CID001508	Conformant
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522	Conformant
Gold	Royal Canadian Mint	Canada	CID001534	Conformant

Metal	Standard Smelter Name	Smelter Location	Smelter ID	RMI Audit Status (*)
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539	Conformant
Gold	Sabin Metal Corp.	United States Of America	CID001546	Communication Suspended - Not Interested
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555	Non Conformant
Gold	Samwon Metals Corp.	Korea, Republic Of	CID001562	Communication Suspended - Not Interested
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585	Conformant
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619	Outreach Required
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736	Conformant
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756	RMI Due Diligence Review - Unable to Proceed
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761	Conformant
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769	RMI Due Diligence Review - Unable to Proceed
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798	Conformant
Gold	Super Dragon Technology Co., Ltd.	Taiwan, Province Of China	CID001810	Outreach Required
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875	Conformant
Tantalum	Telex Metals	United States Of America	CID001891	Conformant
Tin	Thaisarco	Thailand	CID001898	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908	Non Conformant
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909	Outreach Required
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916	Conformant
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938	Conformant
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947	Outreach Required
Gold	Torecom	Korea, Republic Of	CID001955	Conformant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980	Conformant
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993	Conformant
Gold	Valcambi S.A.	Switzerland	CID002003	Conformant

Metal	Standard Smelter Name	Smelter Location	Smelter ID	RMI Audit Status (*)
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015	Outreach Required
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082	Conformant
Gold	Yamakin Co., Ltd.	Japan	CID002100	Conformant
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224	Conformant
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243	Conformant
Gold	Morris and Watson	New Zealand	CID002282	Outreach Required
Gold	SAFINA A.S.	Czechia	CID002290	Conformant
Gold	Guangdong Jinding Gold Limited	China	CID002312	Outreach Required
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	CID002313	Communication Suspended - Not Interested
Gold	Umicore Precious Metals Thailand	Thailand	CID002314	Non Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321	Conformant
Tin	CV Venus Inti Perkasa	Indonesia	CID002455	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468	Conformant
Tin	PT Tirus Putra Mandiri	Indonesia	CID002478	Communication Suspended - Not Interested
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492	Conformant

Metal	Standard Smelter Name	Smelter Location	Smelter ID	RMI Audit Status (*)
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494	Conformant
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500	Non Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503	Conformant
Tantalum	D Block Metals, LLC	United States Of America	CID002504	Conformant
Tantalum	FIR Metals & Resource Ltd.	China	CID002505	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512	Conformant
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	CID002513	Conformant
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515	RMI Due Diligence Review - Unable to Proceed
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China	CID002516	Non Conformant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517	Conformant
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525	Outreach Required
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527	Outreach Required
Tantalum	KEMET de Mexico	Mexico	CID002539	Conformant
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542	Conformant
Tungsten	Masan High-Tech Materials	Viet Nam	CID002543	Conformant
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544	Conformant
Tantalum	TANIOBIS GmbH	Germany	CID002545	Conformant
Tantalum	Materion Newton Inc.	United States Of America	CID002548	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551	Conformant
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557	Conformant
Tantalum	Global Advanced Metals Aizu	Japan	CID002558	Conformant

Metal	Standard Smelter Name	Smelter Location	Smelter ID	RMI Audit Status (*)
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560	Non Conformant
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561	Non Conformant
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562	Outreach Required
Gold	Kaloti Precious Metals	United Arab Emirates	CID002563	RMI Due Diligence Review - Unable to Proceed
Gold	Sudan Gold Refinery	Sudan	CID002567	Outreach Required
Tin	CV Ayi Jaya	Indonesia	CID002570	Conformant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	CID002572	Non Conformant
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573	Outreach Required
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002574	Outreach Required
Gold	T.C.A S.p.A	Italy	CID002580	Conformant
Gold	REMONDIS PMR B.V.	Netherlands	CID002582	Conformant
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584	Outreach Required
Gold	Industrial Refining Company	Belgium	CID002587	Non Conformant
Gold	Shirpur Gold Refinery Ltd.	India	CID002588	Outreach Required
Tungsten	Niagara Refining LLC	United States Of America	CID002589	Conformant
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605	Conformant
Gold	Marsam Metals	Brazil	CID002606	Non Conformant
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615	Conformant
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	CID002641	Conformant
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649	RMI Due Diligence Review - Unable to Proceed
Tin	PT Cipta Persada Mulia	Indonesia	CID002696	Conformant
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703	Outreach Required
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706	Conformant
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707	Conformant
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708	Conformant
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724	Non Conformant
Gold	Shenzhen CuiLu Gold Co., Ltd.	China	CID002750	Outreach Required
Tin	Super Ligas	Brazil	CID002756	Conformant
Gold	Albino Mountinho Lda.	Portugal	CID002760	Outreach Required

Metal	Standard Smelter Name	Smelter Location	Smelter ID	RMI Audit Status (*)
Gold	SAAMP	France	CID002761	Non Conformant
Gold	L'Orfebre S.A.	Andorra	CID002762	Conformant
Gold	8853 S.p.A.	Italy	CID002763	Non Conformant
Gold	Italpreziosi	Italy	CID002765	Conformant
Tin	Aurubis Beerse	Belgium	CID002773	Conformant
Tin	Aurubis Berango	Spain	CID002774	Conformant
Tin	PT Bangka Prima Tin	Indonesia	CID002776	Conformant
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779	Conformant
Tin	PT Sukses Inti Makmur	Indonesia	CID002816	Conformant
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827	Conformant
Tungsten	ACL Metais Eireli	Brazil	CID002833	Non Conformant
Tin	PT Menara Cipta Mulia	Indonesia	CID002835	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842	Conformant
Tungsten	Moliren Ltd.	Russian Federation	CID002845	RMI Due Diligence Review - Unable to Proceed
Gold	AU Traders and Refiners	South Africa	CID002850	Non Conformant
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India	CID002852	Non Conformant
Gold	Sai Refinery	India	CID002853	Outreach Required
Gold	Modeltech Sdn Bhd	Malaysia	CID002857	Non Conformant
Tin	Modeltech Sdn Bhd	Malaysia	CID002858	Non Conformant
Gold	Bangalore Refinery	India	CID002863	Active
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865	RMI Due Diligence Review - Unable to Proceed
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867	Outreach Required
Gold	Pease & Curren	United States Of America	CID002872	Communication Suspended - Not Interested
Gold	JALAN & Company	India	CID002893	Outreach Required
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918	Conformant
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919	Conformant
Gold	ABC Refinery Pty Ltd.	Australia	CID002920	Outreach Required
Gold	Safimet S.p.A	Italy	CID002973	Non Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116	Conformant

Metal	Standard Smelter Name	Smelter Location	Smelter ID	RMI Audit Status (*)
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153	Outreach Required
Gold	African Gold Refinery**	Uganda	CID003185	RMI Due Diligence Review - Unable to Proceed
Gold	Gold Coast Refinery	Ghana	CID003186	Outreach Required
Gold	NH Recytech Company	Korea, Republic Of	CID003189	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190	Conformant
Tin	PT Bangka Serumpun	Indonesia	CID003205	Conformant
Tin	Pongpipat Company Limited	Myanmar	CID003208	Outreach Required
Gold	QG Refining, LLC	United States Of America	CID003324	Outreach Required
Tin	Tin Technology & Refining	United States Of America	CID003325	Conformant
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348	Outreach Required
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356	Non Conformant
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381	Conformant
Gold	CGR Metalloys Pvt Ltd.	India	CID003382	Outreach Required
Gold	Sovereign Metals	India	CID003383	Outreach Required
Tin	Luna Smelter, Ltd.	Rwanda	CID003387	Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397	Conformant
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407	Conformant
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408	RMI Due Diligence Review - Unable to Proceed
Tin	Precious Minerals and Smelting Limited	India	CID003409	Active
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410	Outreach Required
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416	RMI Due Diligence Review - Unable to Proceed
Tungsten	Hubei Green Tungsten Co., Ltd.	China	CID003417	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425	Conformant
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427	Non Conformant
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449	Conformant
Gold	Augmont Enterprises Private Limited	India	CID003461	Non Conformant
Gold	Kundan Care Products Ltd.	India	CID003463	Outreach Required

Metal	Standard Smelter Name	Smelter Location	Smelter ID	RMI Audit Status (*)
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468	Conformant
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486	Conformant
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490	Outreach Required
Gold	K.A. Rasmussen	Norway	CID003497	Outreach Required
Gold	Alexy Metals	United States Of America	CID003500	Non Conformant
Tin	CRM Synergies	Spain	CID003524	Conformant
Gold	MD Overseas	India	CID003548	Outreach Required
Tungsten	Artek LLC	Russian Federation	CID003553	RMI Due Diligence Review - Unable to Proceed
Gold	Metallix Refining Inc.	United States Of America	CID003557	Outreach Required
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575	Conformant
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582	Conformant
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China	CID003583	Conformant
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	CID003609	Conformant
Tungsten	OOO “Technolom” 2	Russian Federation	CID003612	RMI Due Diligence Review - Unable to Proceed
Tungsten	OOO “Technolom” 1	Russian Federation	CID003614	RMI Due Diligence Review - Unable to Proceed
Gold	WEEEREFINING	France	CID003615	Conformant
Gold	Gold by Gold Colombia	Colombia	CID003641	Conformant
Tungsten	LLC Vostok	Russian Federation	CID003643	RMI Due Diligence Review - Unable to Proceed
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China	CID003662	Outreach Required
Gold	Dongwu Gold Group	China	CID003663	Outreach Required
Gold	Sam Precious Metals	United Arab Emirates	CID003666	Outreach Required
Tin	DS Myanmar	Myanmar	CID003831	Conformant
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	CID003868	Conformant
Tantalum	5D Production OU	Estonia	CID003926	Outreach Required
Tungsten	HANNAE FOR T Co., Ltd.	Korea, Republic Of	CID003978	Outreach Required

* “Conformant” means the smelter or refiner is conformant with RMAP assessment protocols as reported by the RMI. “Active” means the smelter or refiner has been engaged but is not yet conformant. “Outreach Required” means the smelter or refiner is not yet active and outreach is needed by RMAP member companies to encourage participating in RMAP. “Non-Conformant” means the smelter or refiner was audited but found not to conform to a relevant, third-party audit protocol or failed to renew its assessment. “Communication Suspended – Not Interested” means the smelter or refiner has strongly communicated a lack of interest in participation. “In Communication” means the smelter or refiner is not yet active but is in communication with RMAP and/or member company. “RMI Due Diligence Review – Unable to Proceed” means the smelter or refiner has not met the threshold for due diligence vetting process after a period of 6 months. Status may change if additional information is submitted.

** Certain suppliers reported the presence of this entity that was sanctioned by the United States Department of Treasury, Office of Foreign Assets Control on March 17, 2022, specifically, CID003185 - African Gold Refinery. Because of the over-reporting nature of the industry Template information collection process, and the nature of the supply chains and goods, Accuray is unable to confirm that this, or any, smelter or refiner is or was active in its supply chain. Accuray is in communication with its suppliers who listed this smelter/refiner and will continue necessary follow-up with the ultimate goal of progressive elimination of this smelter/refiner from its supply chain where possible. Overall, Accuray continues to engage with its suppliers to improve due diligence efforts and transparency.

Schedule 2

Country of Origin of Conflict Minerals Information

Accuray does not have sufficient information to reliably determine the countries of origin of all of the Necessary Conflict Minerals in the Covered Products because certain suppliers provided inconsistent or incomplete responses. Furthermore, the country of origin information Accuray received from suppliers may be broader than the countries of origin information actually attributed to the Necessary Conflict Minerals in Covered Products because some suppliers provided information at the company level. As such, based on the limitations described above and information provided by the Company’s in-scope suppliers in completed Templates, the Company believes that the countries of origin may include the following countries:

China

Brazil

Australia

Indonesia

Japan

Peru

Canada

Malaysia

Germany

Spain

Russian Federation

India

United Kingdom

Chile

United States of America

Austria

Niger

Thailand

Nigeria

Portugal

Argentina

Belgium

Ireland

France

Myanmar

Switzerland

Colombia

Mongolia

Kazakhstan

Singapore

Mexico

Israel

Hungary

Guyana

Luxembourg

Ecuador

Ethiopia

Cambodia

Estonia

Egypt

Sierra Leone

Namibia

Madagascar

Rwanda

Hong Kong

Netherlands

Slovakia

Korea

Mozambique

South Africa

Bolivia (Plurinational State of)

Burundi

Panama

Suriname

Philippines

Taiwan

Andorra

Uzbekistan

Turkey

Djibouti

Guinea

Ghana

Tanzania

Democratic Republic of Congo

Italy

Saudi Arabia

Sweden

Belarus

United Arab Emirates

Papua New Guinea

Eritrea

Morocco

Poland

Zambia

Mali

New Zealand

Sudan

Azerbaijan

Benin

Finland

Guatemala

Honduras

Liechtenstein

Nicaragua

Uganda

Angola

Armenia

Burkina Faso

Congo

El Salvador

Jersey

Kyrgyzstan

Mauritania

VietNam

Bulgaria

Central African Republic

Dominican Republic

Georgia

Liberia

Senegal

Tajikistan

Botswana

Cyprus

Fiji

Kenya

Lithuania

Oman

Serbia

South Sudan

Uruguay

Albania

Bermuda

Dominica

Guam

Ivory Coast

Norway

Togo

Solomon Islands